Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S‑8 (No. 333-216386 and 333-223320) of Windstream Holdings, Inc. of our report dated June 20, 2019 relating to the financial statements and supplemental schedule of the Windstream 401(k) Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
Little Rock, Arkansas
June 20, 2019